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                                                                  Exhibit 3.7(c)


                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

            MID-FLORIDA STEEL CORPORATION, a Florida corporation, under it's corporate seal and the hands of it's president, E. C. ADDISON, and secretary,
D. ARTHUR YERGEY, hereby certify that:

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            The Board of Directors of said corporation, at a meeting called and held on September 18, 1961, adopted the following resolution amending Article III of the Articles of Incorporation:

            "Be it resolved that the Board of Directors of Mid-Florida Steel Corporation, a Florida corporation, deems it advisable and hereby declares it to be advisable that Article III of the Articles of Incorporation of said corporation be amended and changed and altered so as to read as follows: The capital stock of this corporation shall be as follows:

            a. Common stock - $20,000. which shall be divided into 4,000 shares of common stock of a par value of $5. per share, all of which is to be fully paid and non-assessable. Said common stock, or any portion thereof, may be paid for in property, labor or services at a just valuation fixed by the incorporators or the directors at a meeting called for that purpose.

            b. Preferred Stock - $20,000. which shall be divided into 2000 shares of preferred stock at a par value of $10. per share, bearing interest payable annually at the rate of 7 1/2%. Said stock shall be due and callable three (3) years from date of issuance. Said preferred stock may be paid for only in cash and no discount upon the purchase price thereof, if any, shall exceed 2 1/2% of the face amount of the par value of said stock. Said preferred stock may be issued only upon the
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            unanimous vote of all of the stockholders and directors of said corporation. The three year period of said stock can only be extended upon a like unanimous vote of all of the stockholders and directors of said corporation, at a meeting called for that purpose.

                                       II

            A meeting of the directors of the corporation, called by the Board of Directors was held September 18, 1961 and at said special meeting of stockholders, said amendment of the Certificate of Incorporation was duly adopted by unanimous vote of all stockholders.

            IN WITNESS WHEREOF, corporation has caused this certificate to be signed by it's President and it's Secretary, this 22nd day of September, 1961.



                                    MID-FLORIDA STEEL CORPORATION

                                    By  /s/ E. C. Addison
                                        --------------------------------
                                        E. C. Addison, President

ATTEST:
/s/  D. Arthur Yergey                                       (CORPORATE SEAL)
----------------------------
D. Arthur Yergey, Secretary


Signed, sealed and delivered in the presence of:

----------------------------

----------------------------


STATE OF FLORIDA

COUNTY OF ORANGE

            I HEREBY CERTIFY that on this day before me, an officer duly authorized in the state aforesaid and in the county aforesaid, to take acknowledgments, personally appeared

            E. C. ADDISON and D. ARTHUR YERGEY


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to me known to be the persons described in and who executed the foregoing
Certificate of Amendment of Articles of Incorporation and they severally acknowledged before me that they executed the above and foregoing instrument for the uses and purpose therein expressed.

            IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Orlando, Orange County, Florida, the day and year first aforesaid.


                                      ----------------------------
                                          Notary Public


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